Exhibit 5.1

March 7, 2016

Citigroup Global Markets Holdings Inc.

388 Greenwich Street

New York, New York 10013

Ladies and Gentlemen:

I am the General Counsel and Secretary of Citigroup Global Markets Holdings Inc., a New York corporation (the “Company”). I refer to the filing by the Company and Citigroup Inc., a Delaware corporation (the “Guarantor”), with the Securities and Exchange Commission (the “Commission”) of a Post-Effective Amendment No. 2 to the shelf registration statement on Form S-3 (No. 333-192302) (the “Registration Statement”) relating to (i) debt securities of the Company (the “Debt Securities”) and (ii) the related guarantee of the Guarantor (the “Guarantee”, and together with the Debt Securities, the “Offered Securities”). The Offered Securities registered under the Registration Statement will be offered on a continued or delayed basis pursuant to the provisions of Rule 415 under the Securities Act of 1933, as amended (the “Act”).

Unless otherwise provided in any Prospectus Supplement or Pricing Supplement forming a part of the Registration Statement relating to a particular series of Debt Securities, the Debt Securities will be issued under an indenture among the Company, the Guarantor and The Bank of New York Mellon (the “Trustee”), as trustee, the form of which has been filed as an exhibit to the Registration Statement (the “Indenture”).

I have examined and am familiar with originals, or copies certified or otherwise identified to my satisfaction, of such corporate records of the Company, certificates or documents as I have deemed appropriate as a basis for the opinions expressed below. In such examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me (or such persons) as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon and subject to the foregoing and assuming that (i) a Prospectus Supplement, Pricing Supplement and/or term sheet will have been prepared and filed with the Commission describing the Debt Securities offered thereby and will comply with all applicable laws; (ii) all Debt Securities will be issued and sold in compliance with applicable federal and state laws and in the manner stated in the Registration Statement and the appropriate Prospectus Supplement, Pricing Supplement and/or term sheet; (iii) a definitive purchase, underwriting or similar agreement and any other necessary agreement with respect to any Debt Securities offered or issued will have been duly authorized and validly executed and delivered by the parties thereto; (iv) the Debt Securities will be sold and delivered at the price and in accordance with the terms of such agreement and as set forth in the Registration Statement and the Prospectus Supplement(s), Pricing Supplement(s) or term sheet(s) referred to therein; and (v) the Company will authorize the offering and issuance of the Debt Securities and the terms and conditions thereof and will take any other appropriate additional corporate action, I am of the opinion that:

1. The Company is a duly incorporated and existing corporation under the laws of the State of New York.

2. With respect to Debt Securities to be issued under the Indenture, assuming the due execution and delivery of the Indenture by the Company and the due authorization, execution, and delivery of the Indenture by the Guarantor and the Trustee, and due execution, authentication and delivery of the Debt Securities in accordance with the terms of the Indenture, when such Debt Securities have been issued and sold in the manner contemplated by the Registration Statement, such Debt Securities will be legal, valid and binding obligations of the Company and will be entitled to the benefits of the Indenture.

Insofar as my opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, it is subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and subject to general principles of equity, regardless of whether such is considered in a proceeding in equity or at law.

My opinion is limited to matters governed by the federal laws of the United States of America and the laws of the State of New York.

If a Pricing Supplement relating to the offer and sale of any particular Series of Debt Securities is prepared and filed by the Company with the Commission on this date or a future date and the pricing supplement contains a reference to me and my opinion substantially in the form set forth below, I consent to the reference to me and my opinion in substantially such form:

“In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.”

I consent to the use of this opinion and consent in the Registration Statement and to the reference to my name in the Prospectuses constituting a part of such Registration Statement under the heading “Legal Matters” and in future Pricing Supplements relating to the offer and sale of any particular Series of Debt Securities prepared and filed by the Company with the Commission. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Scott L. Flood
General Counsel and Secretary

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